8



                            AGREEMENT

THIS  AGREEMENT  is  made  as of March 1,  1999  (the  "Effective
Date"), at Princeton, New Jersey, USA

BETWEEN

(1) THE LIPOSOME COMPANY, INC., a corporation duly organised and validly existing under the laws of the State of Delaware, USA, and having an address at One Research Way, Princeton Forrestal Center, Princeton, NJ 08540, USA (hereinafter called "TLC"); and

(2) WYETH-AYERST INTERNATIONAL INC., a corporation duly organised and validly existing under the laws of the State of New York, USA, with its principal place of business at 150 Radnor-Chester Road, St. Davids, PA 19087, USA (hereinafter called "W-A").

WHEREBY IT IS AGREED as follows:
1.   DEFINITIONS AND INTERPRETATION
1.1 In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings unless the context requires otherwise:
           1.1.1      "Affiliate"   shall   mean   any   company,
           partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with any Party to this Agreement including as a Subsidiary or Holding Company;
           1.1.2 "Agreed Minimum Sales Targets" shall mean the Net Sales targets set out in Schedule 1 as these may be amended from time to time in accordance with
           Section 16, and such sales targets as may be agreed on for Renewal Terms in accordance with Section 19.1;
           1.1.3 "Business Day" shall mean any day excluding Saturdays, Sundays and public holidays in the Territory or the United States, as the case may be;
           1.1.4 "Competent Authority" shall mean any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over the Agreement or any of the Parties including the European Commission and the European Court of Justice;
           1.1.5 "Confidential Information" shall mean all trade secrets, know-how and other confidential information relating to the Product; the data, know-how and other information generated by any clinical trials or other studies carried out under this Agreement or arising in connection with the marketing and promotion of the Product in the Territory or relating to the business affairs or finances of a Party or its Affiliates coming into the possession of the other Party pursuant to this Agreement;
           1.1.6 "Contract Year" shall mean each successive twelve-month period beginning on the Effective Date during the term of this Agreement;
           1.1.7 "Control" shall mean the ownership of fifty percent (50%) or more of the issued share capital or the legal power to direct or cause the direction of the  general management and policies of the entity  in
           question;
           1.1.8 "DCM" shall mean the director of clinical marketing to be appointed by TLC pursuant to Section 7.3;
           1.1.9 "Directive" shall mean any present or future directive, requirement, instruction, direction or rule of any Competent Authority (but only, if not having the force of law, if compliance with the directive is in accordance with the general practice of persons to whom the directive is addressed) and includes any modification, extension or replacement thereof then in force;
           1.1.10 "Force Majeure" in relation to any Party means any event or circumstance which is beyond the reasonable control of such Party which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including an act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockage, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice), governmental restraint, act of legislature, or directive or requirement of a Competent Authority governing any Party, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party;
           1.1.11 "List Price" shall mean the price at which the Product is approved for sale and reimbursement to hospitals in the Territory, which price is set forth on Schedule 4 annexed hereto;
    1.1.12 "MAA" shall mean a marketing authorisation approval;
    1.1.13 "Net Sales" shall mean the net amount invoiced for the Product to customers by TLC or its distributor;
           1.1.14   "Parties" shall mean TLC and/or W-A;
           1.1.15 "Product" shall mean ABELCETr (amphotericin B lipid complex injection) in finished form packaged and ready for use by users, including developments or improvements of the same;
           1.1.16 "Quarter Days" shall mean each January 1, April 1, July 1, and October 1;
           1.1.17 "Specifications" shall mean the specifications of the Product set out in Schedule 2, as the same may be modified by TLC from time to time;
           1.1.18 "Territory" shall mean the United Kingdom, Northern Ireland, and such other countries as shall be added by the mutual agreement of the Parties;
           1.1.19 "TLC Patents" shall mean the patents listed on Schedule 6 hereto; and
           1.1.20 "TLC Trade Marks" shall mean the registered trade marks owned by TLC or its Affiliate which cover the Product, such as ABELCETr or other applicable trade mark.
1.2 In this Agreement:
           1.2.1 Unless the context requires otherwise, all references to a particular Section, Schedule or paragraph shall be a reference to that Section, Schedule or paragraph in or to this Agreement as the same may be amended from time to time pursuant to this Agreement;
           1.2.2 Unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa, and words in the singular shall include the plural and vice versa;
           1.2.3 Unless the contrary intention appears, words denoting persons shall include any individual partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality; and
           1.2.4 Reference to the words "include" or "including" is to be construed without limiting the generality of the preceding words.

2.  CLINICAL TRIALS
2.1 TLC, or its Affiliate, has obtained an MAA authorising the sale of the Product in the Territory. TLC shall sponsor and carry out, or shall procure that one of its Affiliates sponsors and carries out, any additional clinical trials or studies under TLC protocols that may be required to be carried out in the Territory in order to maintain the MAA or support a revised, supplemental or additional MAA or other application for regulatory approval required to market and sell the Product in the Territory and shall co-ordinate any such clinical activity in the Territory within their world-wide clinical development program for the Product. W-A shall provide at its own cost logistical support consisting of assisting TLC staff with scheduling appointments, selecting and visiting investigators, and assisting with follow-up matters in order to further the timely completion of  these  studies.  TLC shall be responsible for  all  other costs.
2.2 In addition to the clinical studies provided for in Section 2.1, the Operating Committee provided for in Section 7 may also propose additional local clinical trials and/or studies to advance jointly agreed marketing goals and to aid in positioning the Product in the Territory. If TLC approves the plans and protocols for such studies, they shall be jointly sponsored by W-A and TLC, and TLC will provide an adequate supply of Product required for such clinical trials and studies. The cost of such Product and other study costs will be shared equally between the Parties.
2.3 W-A may from time to time propose to TLC any additional trials or studies initiated by W-A or investigators that might be carried out in the Territory, but whether or not such trials or studies are carried out shall be in the sole discretion of TLC which approval shall not be unreasonably withheld. W-A will sponsor and be fully responsible financially for all clinical studies other than those mentioned in Sections 2.1 and 2.2. Such additional trials or studies shall be at the cost and expense of W-A.
2.4 W-A undertakes to assist TLC at TLC's expense in obtaining any necessary authorisations and approvals required to carry out any such additional clinical trials or studies including arranging meetings with the relevant Competent Authorities which will be attended by representatives of TLC and W-A.
2.5 W-A undertakes in relation to any additional clinical trials or studies conducted in the Territory to recommend, at TLC's request, investigators to be appointed by TLC to carry out the trials or studies and to monitor the activities of those investigators in accordance with the instructions of TLC from time to time. If requested by TLC, W-A shall collect and maintain all relevant data including at least case histories, treatments, outcomes, adverse events and protocol deviations. W-A shall prepare, maintain and deliver to TLC complete and accurate written records and reports (progress, safety and final), including manuscripts intended to be submitted for publication, of all clinical trials or studies that it monitors.
2.6 W-A shall inform TLC of any request made to it by a local physician for supplies of the Product to enable such physician to carry out his own trial and shall provide TLC with sufficient information to enable TLC to decide in its absolute discretion whether or not to supply such physician. W-A shall be responsible for paying any relevant charges due to be paid to such local physician and for ensuring that such local physicians comply with all necessary regulatory requirements when conducting the trial.

3.  RIGHTS IN THE CLINICAL TRIALS DATA
3.1 All data, know-how and other information generated as a result of the additional clinical trials or studies carried out in or in relation to the Territory pursuant to Section 2 shall be owned by TLC or its Affiliate; however, during the term of this Agreement (and any renewal term thereof), W-A shall have a semi-exclusive right, title and interest in or to such data. W-A undertakes to notify TLC of any impending publication referring to the Product and obtain TLC's written approval prior to releasing such publication for submission to scientific journals or conferences.

4.  MARKETING AUTHORISATION
4.1 TLC, or its Affiliate, has obtained an MAA for the Product and shall be solely responsible at its own cost and expense for the maintenance of such MAA and for the preparation and filing and maintenance of all amended or supplemental MAAs for the Product in the Territory from the relevant Competent Authority and any other approvals, clearances and requisite registrations required to market the Product in the Territory. All such approvals and registrations shall be in the name of TLC or its Affiliate.
4.2 W-A undertakes to assist TLC in obtaining any additional necessary authorisations and approvals required to market the Product in the Territory, including arranging meetings with the relevant Competent Authorities which will be attended by representatives of TLC and W-A.
4.3 In order to enable W-A to fulfil its obligations under this Agreement, TLC shall supply W-A, as soon as reasonably possible, with one copy of all MAAs for the Product and any other documents related to the MAA filed by TLC with the Competent Authorities in the Territory during the term of this Agreement.

5.  PRICING AND REIMBURSEMENT
5.1 In the event that the List Price shall fall below the British pound equivalent of seventy U.S. dollars ($70 U.S.) per 100mg vial, or a proportionate price reduction occurs for other marketed units, TLC may terminate this Agreement in accordance with Section 20.1.6.

6.  PRODUCT SUPPLY, TRAINING AND SUPPORT SERVICES
6.1 With effect from the Effective Date, TLC shall supply the Product to its appointed distributor for resale in the Territory following the promotional activities of W-A, subject to the terms and conditions of this Agreement. Subject to the provisions of Section 10.7 and 10.8, TLC will not be obligated to supply its distributor if the List Price is reduced at the discretion of a relevant Competent Authority in the Territory to an amount that is lower than the British pound equivalent of seventy U.S. dollars ($70 U.S.) per 100mg vial, or a proportionate price reduction occurs for other marketed units. TLC will promptly notify W-A in writing of its decision not to supply its distributor pursuant to the foregoing; provided however, that TLC will consult W-A prior to giving any notice under this Section.
6.2 TLC shall make available to W-A such technical, training and support services as W-A may request in connection with its obligations under this Agreement and as TLC shall consider reasonable. Specifically, TLC shall keep W-A reasonably informed of all relevant developments and experience gained by TLC and its Affiliates in the exploitation of the Product internationally, except if such disclosure would breach TLC's undertaking of confidentiality to a third party. TLC shall provide W-A with such technical, scientific, medical and commercial information, documentation and data developed or acquired by TLC and its Affiliates which may in TLC's judgement be useful to W-A for the purposes of this Agreement.
6.3 Each   Party  agrees  that  in  performing  its  rights   and
    obligations under this Agreement it will comply with its obligations as set out in the Medical Information Procedures set forth in Schedule 7 attached hereto.

7.  OPERATING COMMITTEE
7.1 Forthwith following the Effective Date the Parties shall establish a joint Operating Committee whose responsibilities shall include:
           7.1.1 approving a two (2) year marketing plan for the Territory submitted by W-A;
           7.1.2 discussing and approving marketing plan updates proposed by W-A on an annual basis;
           7.1.3 reviewing implementation of the marketing plan on a quarterly basis;
    7.1.4 determining the manner in which both Parties or their Affiliates are to be identified on the labelling of the Product for sale in the Territory;
    7.1.5  reviewing   progress  toward  achievement  of   Agreed
           Minimum Sales Targets;
           7.1.6     meeting from time to time, but at least  two
           (2) times per year; and
           7.1.7    any other responsibilities determined by  the
           Parties.
7.2 The Operating Committee shall comprise four (4) persons ("Members"), and TLC and W-A respectively shall be entitled to appoint two (2) Members, to remove any Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such Member. TLC and W-A respectively shall each notify the other in writing of the identities of their Members from time to time.
7.3 TLC shall be entitled to appoint one of its Members to preside at any meeting of the Operating Committee as Chairman. TLC may at its discretion and at its own cost and expense appoint a technical director and/or DCM to act as liaison between TLC and W-A's management and who shall be based at the premises of W-A in the Territory. If so appointed, the technical director and/or DCM will act as the Secretary of the Operating Committee and keep appropriate minutes. The technical director and/or DCM may or may not, at TLC's discretion, be designated as TLC's Committee members, but as an alternate member and not as an additional TLC committee member.
7.4 The quorum for meetings of the Operating Committee shall be all four (4) Members. Decisions of the Operating Committee shall be made by unanimous agreement of the Members present. Should it prove impossible to obtain such agreement or to arrange a quorate meeting within fourteen (14) days of a Party calling a meeting, then the Parties shall discuss the position in good faith in an effort to resolve their differences and if it still does not prove possible to obtain agreement then the outstanding matters requiring resolution shall be referred to the Senior Managers of TLC and W-A or their nominees for resolution who together shall use reasonable efforts to resolve such matters within fourteen (14) days of the date such matters are referred to them for resolution. If those Senior Managers fail to reach agreement within that period, the decision of TLC shall apply.
7.5 The venue for meetings of the Operating Committee shall be the United Kingdom. Both Parties shall be responsible for their own expenses including travel and accommodation costs incurred in connection with Operating Committee meetings.
7.6 The Operating Committee may establish a discount range, not to exceed ten percent (10%) per order of the List Price, being the basis on which W-A promotes the product to its customers. W-A will obtain the approval in writing of TLC if, as a result of negotiations with a customer, W-A proposes to promote the Product at a discount outside the approved range. In the event that W-A promotes the Product at a price different than the List Price, W-A shall indicate such promotional price rates in its reports to TLC pursuant to Section 11.2 of the Agreement.
7.7 W-A undertakes to assist TLC in obtaining any necessary pricing authorisations, reimbursement approvals and other approvals required to market or continue to market the Product in the Territory, including arranging meetings with the relevant Competent Authorities, which may be attended by representatives of TLC and W-A. Any pricing authorisation and reimbursement approval for the Product in the Territory granted from the relevant Competent Authority shall be in the name of TLC or its Affiliate.
7.8 If the condition stipulated in Section 6.1 of the Agreement occurs, the Parties agree jointly to explore means to remedy such condition in good faith, including but not limited to, renegotiating an amended price level, if applicable, with the relevant Competent Authorities in the Territory. In the event that no such remedy becomes available, ether party may terminate this Agreement by giving to the other not less than three (3) months written notice served at any time after the date of TLC's notice to W-A in Section 6.1. Within such notice period W-A shall be entitled to earn its promotional allowance on Product sold at the prevailing price.

8.  FORECAST FOR PRODUCT NEEDS TO THE MARKET
8.1 Beginning no later than 15 days from the signature of this Agreement, TLC shall deliver in writing to W-A's UK
    Affiliate at such address as may from time to time be designated by it, the quarterly level of inventory for the Product stored at the warehouse of TLC's distributor. Beginning no later than 30 days from the signature of this Agreement, W-A shall deliver in writing to TLC on or before the first day of each month, at such address as may from time to time be designated by TLC, an indicative forecast of the quantity of the Product which W-A reasonably believes will be required in the Territory as a consequence of the promotion activity implemented by W-A, during each month of the twelve month period commencing six (6) weeks after the date such estimate is delivered to TLC. Following the second anniversary of the Effective Date such forecast will be due every three (3) months.
8.2 The forecast by W-A shall be a rolling system. Each such forecast by W-A shall constitute for the first three months the quantity of Product for which TLC shall use all reasonable commercial endeavours to make available to the market the quantities in accordance with such forecasts. In particular, but without prejudice to the generality of the foregoing, TLC shall not be obliged to make available to the market quantities of the Product against any such forecast where such forecast exceeds by more than twenty percent (20%) the previous monthly forecast for that month.

9.  PACKAGING AND LABELLING
9.1 W-A shall consult with TLC on the requirements of all relevant Competent Authorities concerning the packaging and labelling of Product for sale in the Territory, including translation of the text of the packaging and any inserts as well as W-A's identification on the packaging (if any), and TLC shall approve all packaging and labelling. W-A shall be liable at its own cost and expense for all and any changes required to such packaging to meet such requirements from time to time, which cost and expense shall be reimbursed to TLC forthwith upon demand. TLC shall endeavour to keep reasonable quantities of packaging materials in stock in order to service W-A's forecast set in Section 8.1 herein.

10. PROMOTIONAL ALLOWANCE
10.1TLC  shall  procure  that all orders for the  Product  placed with its distributor are converted to sales and that its distributor shall on a weekly basis issue a copy of its sales report by account showing orders received and sales completed, in such format as may be agreed between TLC and W-
    A.   During  each  Contract Year  TLC  shall  pay  to  W-A  a
    promotional  allowance  equal  to  thirty-one  and   one-half
    percent (31.5%) of Net Sales with respect to the first one million three hundred thousand British pounds (1,300,000)
    of  in-the-market  sales,  and then  forty-one  and  one-half
    percent  (41.5%) of Net Sales for the remaining sales.   Such
    promotional allowance shall be paid quarterly, no later than thirty-five (35) days after each Quarter Day irrespective of whether TLC has received payment from its distributor in respects of sales made in the Territory to its customers.
10.2TLC  shall keep accurate records and books of account for the purpose  of  showing all amounts to be calculated under  this
    Agreement,  including  Net Sales  in  local  currency.   Such
    records  and books of account shall, as between W-A and  TLC, be kept for one (1) year following the end of the calendar year to which they relate and shall, solely for the purposes of any governmental audit, be kept for three (3) years following the end of the calendar year to which they relate and certified extracts of such records and books of account shall be open to inspection by W-A or its representatives once each calendar quarter with notice of at least five business days during normal business hours for the purpose of verifying any matter relevant to this Agreement.
10.3In  addition,  during each Contract Year, TLC will  calculate the average selling price per Pack (ten (10) vials sold together) in the Territory. In the first Contract Year, TLC will pay W-A an additional promotional allowance equivalent to ten percent (10%) of the number of Packs sold times sixty-five percent (65%) of the average selling price per Pack during the first six (6) months after the Effective Date
    (the  "Initial  Six Months Additional Allowance").   In  each
    Contract Year, TLC will pay W-A an additional promotional allowance equivalent to five percent (5%) of the number of Packs sold times sixty-five percent (65%) of the average selling price per Pack on the first one million three hundred thousand British pounds (1,300,000) (except that in the  first Contract Year this allowance will not be  paid  on the Packs for which the Initial Six Months Additional Allowance was paid). In addition, if the Net Sales exceed
    one   million   three   hundred   thousand   British   pounds
    (1,300,000) in one single Contract Year, TLC will pay W-A a promotional allowance equivalent to five percent (5%) of the number of Packs sold times fifty-five percent (55%) of the average hospital selling price per Pack for Packs exceeding that level (except that in the first Contract Year this allowance will not be paid on the Packs for which the Initial Six Months Additional Allowance was paid). All such promotional allowances shall be paid quarterly, no later than thirty-five (35) days after each Quarter Day.
10.4Within thirty (30) days of any inspection under Section  10.2 or  of any promotional allowance payment, W-A may give notice to TLC that it does not accept the same, following which the records or statement shall be audited and certified by an independent accountant appointed by agreement between the Parties or, in default of agreement within fourteen (14) days, by the office of TLC's regular independent accountants in  the  United Kingdom.  TLC shall make available all  books and records required for the purpose of such audit and certification and the determination of such independent accountants so certified shall be final and binding between the  Parties.  The cost of such audit and certification shall be the responsibility of TLC if the audit discloses an error benefiting TLC by more than five percent (5%) in respect of monies due to W-A, and the responsibility of W-A if the report is shown to have been accurate within such financial
    parameters.   Forthwith  upon  any  such  certification,  the
    Parties  shall make any adjustments necessary in  respect  of the sums already paid to W-A in relation to the calendar quarter in question. Adjustments in favour of either Party shall be paid in cash.
10.5All  sums due to W-A pursuant to this Agreement shall be paid in  British  pounds  and  shall be  made  to  the  designated
    account   of  W-A  by  telegraphic  transfer.   If   European
    Currency Units should be subsequently created, the amount due W-A shall be converted in accordance with the British pound rate of exchange published in The Wall Street Journal on the last business day of the week preceding the date of payment.
10.6If TLC fails to make any payment to W-A hereunder within thirty (30) days of the due date for payment, without prejudice to any other right or remedy available to W-A, W-A shall be entitled to charge TLC late charge penalties (both before and after judgement) on the amount unpaid at the rate of LIBOR plus five percent (5%) until payment in full is made without prejudice to W-A's right to receive payment on the due date.
10.7 For the avoidance of doubt in the event that either Party shall terminate this Agreement in circumstances defined in
    Section 20.1.6 then TLC shall be obliged to pay to W-A its promotional allowance entitlement on sales effected by TLC's distributor during such termination notice period.
10.8 Payment of the promotional allowance shall be due and payable notwithstanding the failure by TLC to perform its obligations hereunder or its obligations to TLC's distributor (including without prejudice to the generality of the foregoing, failure to ensure the provision and delivery to TLC's distributor of adequate levels of stock of the Product in accordance with the relevant forecast) or the failure of TLC's distributor to effect the sale of the Product or otherwise to perform its distribution obligations to TLC under its distributorship agreement (including without prejudice to the generality of the foregoing, the processing and fulfilment of orders generated from the detailing of the Product by W-A to potential customers of TLC and its distributor) provided that W-A shall have complied with the contract procedures set out in the Marketing Plan and its obligations hereunder.

11. MARKETING AND PROMOTION BY W-A
11.1W-A  shall  use its reasonable efforts to promote and  extend sales of the Product in the Territory and shall provide all sales detailing, and promotion activities for the Product in the Territory. W-A shall co-ordinate its marketing and sales activity with TLC's European-wide marketing campaign. TLC will provide to W-A free of charge camera-ready artwork for promotional materials in the English language. In the event that W-A wishes to develop customised promotional materials for use in the Territory, it may do so at its own cost, provided that it first submits the proposed materials to TLC and TLC gives its written approval, which it will use reasonable efforts to provide within thirty (30) days of receiving the materials.
11.2TLC  shall  promptly report to W-A sales, in  such  form  and content as may be agreed between the Parties, on a weekly basis during the term of the Agreement. W-A will have the right to access marketing and sales information at any time within the term on request.
11.3W-A  shall  promptly  report to TLC detailing  and  promotion activities  in  the Territory on a monthly basis  during  the first Contract Year and on a quarterly basis during the subsequent years of the Agreement. TLC will have the right to access marketing information at any time within the term on request.
11.4W-A  shall use all reasonable endeavours to visit all of  the haematology, transplantation and infectious disease centres in the Territory and to promote the Product to such extent as to enable TLC's distributor to satisfy the Agreed Minimum Sales Targets.
11.5Subject to the provisions of Section 10.8, in the event  that
    TLC's distributor does not receive sufficient orders to satisfy the Agreed Minimum Sales Targets during the term of the Agreement, the provisions of Sections 16.1 through 16.8 shall apply.
11.6Unless  otherwise  agreed  in writing  with  TLC,  W-A  shall concentrate its detailing and promotion of the Product within the Territory, shall not seek any customers for the Product outside the Territory and shall not establish any branch or maintain any facility in relation to the Product outside the Territory.
11.7W-A undertakes during the term of this Agreement that W-A  or its Affiliate will not promote, market, distribute or sell in the Territory products which compete with the Product in the hospital or home intravenous therapy setting. Without limiting the generality of the foregoing, a product used to treat systemic fungal infections will be considered as a competitive product for purposes of this Section. W-A shall promptly notify TLC of all inquiries related to the sale or distribution of the Product outside of the Territory, except for territories which may be the subject of other agreements between the Parties.
11.8W-A will not detail or promote the Product as part of a basket of products with other products without TLC's prior written approval.
11.9In relation to the promotion of the Product W-A undertakes to comply with the requirements of the Contract Procedure more particularly set out in the Marketing Plan and TLC undertakes to procure the agreement of its distributor to the same.

12. GENERAL OBLIGATIONS OF W-A
12.1W-A shall during the period of this Agreement:
           12.1.1 comply at all times with all applicable Directives, laws and regulations pertaining to the marketing and promotion of the Product in the Territory;
           12.1.2 employ or otherwise engage at its own expense sufficient trained and qualified personnel and maintain adequate facilities for the efficient promotion and sale of the Product throughout the Territory;
           12.1.3 in marketing the Product, not make any statement, representations, warranties or guarantees concerning the Product except as are expressly authorised pursuant to the marketing authorisation for the Product;
           12.1.4 submit through the Operating Committee all advertising and promotional schemes and material
           (including   copy   and  artwork)  relating   to   the
           promotion of the Product for the approval of TLC prior to publication or distribution;
           12.1.5 keep the Operating Committee regularly informed of full details concerning the marketing of the Product in the Territory, including but not limited to prospects, competitive activity etc., which information shall be recorded in Operating Committee meeting minutes. W-A will also promptly inform the Operating Committee of any other information which it now has or which it may receive in the future which is likely to be of interest, benefit or use to TLC in relation to its sale of the Products in the Territory and elsewhere and in particular, but without limitation, full details of new and prospective customers and will supply TLC with any other information requested by TLC, relevant to the performance by W-A of its obligations under this Agreement;
           12.1.6 keep TLC fully informed of any change in Control of W-A in accordance with Section 20.2;
    12.1.7 in all correspondence and other dealings relating directly or indirectly to the promotion of the Product clearly indicate that it is acting on its own account as principal and will not represent itself impliedly or expressly to be the agent of TLC nor incur any contractual or other liability on behalf of TLC nor in any way purport to pledge TLC's credit; and
           12.1.8 In this clause, "Employee" means an employee employed by TLC immediately prior to the Effective
           Date:
           12.1.8.1TLC  shall  indemnify W-A against  all  costs,
                    expenses,  damages, compensation,  fines  and
                    other  liabilities  arising  out  of  or   in
                    connection with:
                                                12.1.8.1.1    any
                              claim  by an Employee arising  from
                              his/her employment with TLC or  the
                              termination of that employment; and
                                                12.1.8.1.2    any
                              claim  by an Employee arising  from
                              the    termination    of    his/her
                              employment   with  W-A   (howsoever
                              arising) and which is calculated by
                              reference to the length of  his/her
                              continuous  employment (as  defined
                              in  and  determined  in  accordance
                              with the Employment Rights Act 1996
                              (the  "ERA")), provided  that  this
                              indemnity  shall  only   apply   in
                              relation  to any termination  which
                              takes  effect within five (5) years
                              of  the Effective Date and so  that
                              TLC's liability shall be limited to
                              the   amount  of  any  such   claim
                              calculated  by  reference  to   the
                              period of the Employee's continuous
                              employment   with   TLC   or    any
                              Associated Employer (as defined  in
                              the ERA) of TLC.
           12.1.8.2Subject   to   the   provisions   of   Section
                    12.1.8.1, W-A hereby agrees to pay to TLC  by
                    way   of   contribution  towards  the  costs,
                    including costs to cancel auto leases, mobile
                    telphone   contracts,  and  all  other   such
                    peripheral costs of termination, incurred  by
                    TLC   in   terminating   the   contracts   of
                    employment   of   the   Director,    Clinical
                    Marketing, Sales Co-ordinator, and  five  (5)
                    Clinical Marketing Managers, up to the sum of
                    one   hundred  forty-eight  thousand  British
                    pounds (148,000) within thirty (30) days  of
                    receipt  of  invoices from TLC for  any  such
                    costs.
12.2W-A  shall  notify  TLC, in writing, within twenty-four  (24)
    hours following receipt of any notice from any governmental agency or public authority of any action to be taken by such agency or authority which may affect the Product.
12.3W-A  shall during the period of this Agreement carry out  its obligations hereunder in the following manner:
           12.3.1 in a manner which shows the skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances;
           12.3.2 in a manner which meets the highest professional and ethical standards;
           12.3.3     in  a  manner  free  from  dishonesty   and
           corruption; and
           12.3.4 in a manner which shall enhance the image and reputation of TLC and its Affiliates, but for the avoidance of doubt it is declared and agreed that this Agreement confers no right on W-A to use the name or logo of TLC, except as otherwise stipulated in this Agreement.
12.4 W-A affirms that it is familiar with the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and as may be further amended and supplemented from time to time ("FCPA"). W-A further warrants, covenants, represents and agrees with TLC that, in connection with the performance of this Agreement or with the sale of any Product, neither W-A nor any of its principals, employees or agents will perform, to the best of its knowledge and belief, any act which would constitute a violation of the FCPA or which would cause TLC to be in violation of the FCPA. W-A shall certify the accuracy and veracity of the foregoing representation and warranty from time to time as TLC shall request. W-A will enforce the foregoing obligation in accordance with the extract from its Code of Conduct, attached as Schedule 5 and made a part hereof.

13. ADVERSE REACTION REPORTING
13.1During  the  term  of this Agreement each Party  will  report adverse reactions reported to it in respect of the Product to the other Party and to the appropriate regulatory
    authorities  in  accordance  with  all  relevant   laws   and
    regulations.
13.2During  the  term  of  this Agreement, W-A  will  report  all serious adverse reactions from any source to TLC's Affiliate in the United Kingdom for regulatory reporting to the Medicines Control Agency (the "MCA") and W-A Global Safety Group within 24 hours of receipt. TLC will duly copy W-A's Affiliate in the United Kingdom on any reports made to the MCA marked "reported." All other non-serious reactions will be reported by W-A's Affiliate in the United Kingdom to TLC and W-A Global Safety Group on a monthly basis. TLC will provide W-A with the MCA drug analysis and product analysis prints upon request and will provide copies of any anonymised reports received from the MCA.
13.3The  central safety department of each Party will  report  to the central safety department of the other Party all adverse reactions reported to it in respect of the Product as follows:
           13.3.1 fatal unexpected and life-threatening unexpected adverse reactions by telephone or facsimile within three (3) working days of receipt by the central safety department;
           13.3.2 all other serious adverse reactions in writing within fifteen (15) working days of receipt by the central safety department; and
           13.3.3 a summary of all adverse reactions, serious and non-serious, in writing on a six-month basis for the first two years and thereafter on a yearly basis, indicating those cases which have previously been reported to the other Party.
    Further information received on any serious adverse reaction (or any information which changes an adverse reaction from non-serious to serious) will also be reported to the other Party within three (3) or fifteen (15) working days of receipt by the central safety department, according to the above criteria.
13.4An  adverse reaction will be considered "serious"  if  it  is any one or more of the following; namely, fatal, life threatening, disabling or incapacitating, results in hospitalisation or prolongation of hospitalisation, a congenital abnormality, a carcinoma, or an overdose. In addition, any adverse reaction which suggests a significant hazard, contraindication, side effect or precaution that may be associated with the use of the Product will be considered a serious adverse reaction.

14. GRANT OF RIGHTS
14.1TLC hereby grants W-A the exclusive right to promote the Product in the Territory under the TLC Trade Marks, subject to Section 15 herein.

15. INTELLECTUAL PROPERTY
15.1TLC  represents, warrants and undertakes that to the best  of its knowledge and belief at the Effective Date:
           15.1.1 TLC or a TLC Affiliate owns the TLC Trade Marks within the Territory;
           15.1.2 the TLC Trade Marks are duly registered and subsisting in the Territory and all renewal fees have been duly paid;
           15.1.3 nothing has been done within the Territory to diminish or otherwise adversely affect the reputation of the TLC Trade Marks;
           15.1.4 TLC is not aware of any infringement by any third party in the Territory of the TLC Trade Marks;
    15.1.5 TLC or a TLC Affiliate owns the TLC Patents within the
Territory;
           15.1.6 the TLC Patents are duly issued and subsisting in the Territory, and all annuities have been duly paid and shall when due be duly paid;
           15.1.7 there is no pending or threatened claim, proceeding or litigation relating to the TLC Trade Marks or the TLC Patents that could adversely affect the ability of W-A to market and sell the Product in the Territory; and
           15.1.8 there is no pending or threatened claim, proceeding or litigation alleging that the sale or use of the Product in the Territory would infringe a patent, trademark or other intellectual property right of a third party.
15.2During  the period of this Agreement TLC shall carry  out  at its own expense and with sole discretion any and all activities required in the Territory in relation to TLC Trade Marks or any TLC Patents, including prosecution, maintenance, enforcement and defence of any of the same.
15.3Except   as  otherwise  stipulated  in  this  Agreement   W-A
    acknowledges that it has no right, title or interest in or to the Product nor in the TLC Patents, the TLC Trade Marks, or in any trade secrets, copyrights, design rights, database rights, moral rights or other intellectual property rights applicable to the Product. To the extent and in the manner requested by TLC, W-A shall place patent, trade mark and copyright notices and similar proprietary legends on all Product and packaging materials in order to preserve the proprietary rights of TLC or its Affiliates.
15.4W-A  shall  give  TLC notice of any infringement  within  the
    Territory of the TLC Trade Marks or the TLC Patents coming to its attention. TLC shall have the right to have sole conduct of any proceedings necessary, including full authority to settle such proceedings. Prior to any such settlement TLC shall consult with W-A on the impact of any such settlement on W-A's interests. In the case of any proceedings within the Territory, TLC shall be entitled to join W-A as a co-plaintiff who shall provide all reasonable assistance in relation to such proceedings at its own cost and expense. If in any such proceedings, whether at trial or by way of settlement, TLC is successful, it shall be entitled to retain any award of costs and damages made in such proceedings or settlement, but TLC shall remit to W-A only to the extent of such recovery by TLC the reasonable out-of-pocket costs, legal fees and expenses expended by W-A in providing such assistance to TLC. In the case that TLC informs W-A in writing that TLC has elected not to pursue such infringement proceedings, W-A may initiate and pursue such proceedings either on its own or as a joint plaintiff with TLC, if TLC so desires, provided that W-A has obtained TLC's written consent, which shall not be unreasonably withheld. In the event that W-A shall bring proceedings on its own, W-A shall be entitled to retain 100% of any award of costs and damages awarded in such proceedings or settlement monies paid in connection therewith, but W-A shall remit to TLC only to the extent of such recovery by W-A the reasonable out-of-pocket costs, legal fees and expenses expended by TLC in providing assistance to W-A.
15.5If  during  the period of this Agreement either  Party  shall receive any notice, claim or proceedings from any third party alleging infringement of such third party's intellectual property rights by reason of W-A's marketing or sale of the Product in the Territory, such Party shall forthwith notify the other Party of any such notice, claims or proceedings and:
           15.5.1 TLC shall be responsible at its own cost and expense for dealing with any such notice, claim or proceedings, and W-A shall co-operate in TLC's handling and defence thereof; and
           15.5.2 TLC shall have conduct of and sole authority to defend or settle such claims or proceedings. In order to resolve any such claims or proceedings, TLC may agree to take a license from the owner of the patent, trademark or other intellectual property right in question, but if such license cannot be obtained on terms that are acceptable to TLC, it may, following consultation with W-A, elect to discontinue marketing of the Product in the Territory, in which case this Agreement shall be terminated, unless W-A agrees to pay all or a portion of the license fees or royalties necessary to obtain a license therefor. The foregoing is without prejudice to any rights or claims that W-A may have by reason of any breach by TLC of the representations, warranties and/or undertakings contained in Sections 15.1.1 through
           15.1.8 hereof, except that the termination of this Agreement by TLC in accordance with the terms of this Section only shall not in itself constitute any breach of TLC's obligations hereunder.
           15.5.3 TLC shall indemnify and hold W-A free and harmless from any payment of royalties or damages to third parties as a consequence of any judgement, award or settlement arising from a claim of patent or trademark infringement, or infringement of other intellectual property rights, based on W-A's use or sale of the Product in the Territory under the TLC Trade Marks and TLC Patents in accordance with the terms of this Agreement, except as provided in
           Section 15.5.2, and except for any claim based on marketing or promotional materials created by, packaging or labelling produced by, Product modifications made by, or other acts done by, W-A, its agents, employees or customers.

16. SALES TARGETS
16.1In  the  event  that  in any one year of  the  term  of  this
    Agreement the Agreed Minimum Sales Targets are not achieved, notwithstanding the provision and delivery of adequate levels of stock of the Product to the market by TLC and by TLC's distributor, then, subject to the saving clause provided hereunder, TLC shall have the following options:
     16.1.1          to terminate this Agreement or
     16.1.2  to  co-operate in improving  the  marketing  of  the
Product.
16.2For  the  purposes of Section 16.1.1, W-A may, at its option, aggregate the Agreed Minimum Sales Targets in any two (2) years of the term of this Agreement and take the average thereof in order to meet such targets. If TLC wishes to exercise the option set out in Section 16.1.1, it shall notify W-A to this effect in writing within thirty (30) days of receiving notice that any particular Agreed Minimum Sales Target has not been met and thereupon the relevant provisions of Sections 19 and 20 shall apply. However, the Parties will agree on revised targets if the Agreed Minimum Sales Targets are not achieved due to unforeseeable events beyond W-A's reasonable control, such as actions of governmental or regulatory authorities or any failure on the part of TLC or its distributor to effect the sale of the Product in circumstances envisaged in Section 10.8 of this Agreement. Any failure by TLC to give notice of termination within the thirty-day period will not constitute a waiver of its right to terminate under Section 16.1.1 if additional time is needed to enable TLC to determine the cause of such failure to meet targets, to allow the Parties to negotiate revised targets, or to calculate two-year averaged targets.
16.3TLC's  failure  to terminate this Agreement pursuant  to  the provisions of Section 16.1.1 in any one year shall not prejudice TLC's right to exercise this option in any of the following years.
16.4If  in any one year TLC wishes to exercise the option set out in  Section  16.1.2,  TLC  will  convene  a  meeting  of  the
    Operating Committee to determine a new plan for the marketing and sale of the Product in the Territory (the "New Marketing Plan").
16.5Upon   being  so  convened,  the  Operating  Committee  shall
    prepare the first year of the New Marketing Plan, and such New Marketing Plan will contain:
           16.5.1 an estimate of marketing/promotional budget and selling expenses required for the Product in the Territory during such year;
           16.5.2    the target audiences for the Product in  the
           Territory; and
           16.5.3 the marketing/promotional budget and selling expenses and the projected number of details to be shared by TLC or its Affiliate and W-A in the Territory to all target audiences during such Year. Such determination of budget and the number of details shall be made considering factors including the number of physicians in each target audience, their geographic distribution, the elapsed time since product launch, and the frequency of detailing visits to each target audience which is customary in pharmaceutical sales practice in the Territory for products of similar nature to the Product, provided always that W-A shall be required to perform a guaranteed number of the projected details, such number to be defined by the Operating Committee. In no event shall such number of projected details by W-A or TLC be less than thirty percent (30%) of total projected details.
16.6In  the  event  of a New Marketing Plan, and not  later  than three (3) months prior to the beginning of any year, a New Marketing Plan for the following year shall be prepared by the Operating Committee covering the same issues as set out in Section 16.5.
16.7During  any  year  of  the  New Marketing  Plan  TLC  or  its
    Affiliate and W-A shall supply each other on a regular, monthly basis with copies of sales call reports in order to ascertain the actual number of details undertaken by both Parties. Such call reports will be treated as Confidential Information under Section 17 and will be provided only to employees of the Parties who are members of the Operating
    Committee or who are responsible for calculating payments hereunder.
16.8In the event that TLC or its Affiliate co-operates in the marketing of the Product, it shall be entitled to a credit against amounts owed to W-A calculated as the sum of A and B, where
          (I) For the first one million three hundred thousand British pounds (1,300,000) of in-the-market sales during each Contract Year:

                             DTLC
    A =   NS  x  40%    x     ____________
                             DTLC  +  DE

                                           DE
    B =           ET    x     ____________
                             DTLC  +  DE

    and
     (II)   For  all  subsequent in-the-market sales  during  any
Contract Year:
                              DTLC
    A =   NS  x  50%    x     ____________
                              DTLC  +  DE

                                      DE
    B =           ET   x     ____________
                              DTLC  +  DE

    and
           NS = Net Sales for the three (3) months ending on the day before each Quarter Day;
           DTLC   =  The number of sales calls undertaken by  TLC
           and its Affiliates for the Product in the three (3) months ending on the day before each Quarter Day;
           DE   =    The number of sales calls undertaken by  W-A
           and its Affiliates for the Product in the three (3) months ending on the day before each Quarter Day; and ET = The expenses incurred by TLC and its
           Affiliates in support of the Product in the Territory, other than personnel-related expenses, in the three (3) months ending on the day before each Quarter Day.
     Such credits shall be taken against payments due to W-A in accordance with Section 10.1 herein. For the purpose of making the foregoing calculation, W-A undertakes to inform TLC of the applicable number of sales calls within five (5) days after each of the Quarter Days.

17. CONFIDENTIALITY
17.1The Parties each undertake and agree to:
           17.1.1   keep the Confidential Information secret  and
           confidential   and  not  directly  or  indirectly   to
           disclose or permit to be disclosed the same to any third party, other than its Affiliates, consultants or other advisors, for any reason without the prior written consent of the other Party;
           17.1.2    ensure that only those of its  officers  and
           employees  and  those  of  its  Affiliates   who   are
           directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly applied "need to know" basis and are informed of the secret and confidential nature of it;
           17.1.3 ensure that the Confidential Information is not covered by any fixed or floating charge entered into at any time by it and not otherwise to establish a  lien  over or in any other way encumber, the  same;
           and
           17.1.4 not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any documents, discs, CD-ROM or any other media upon which Confidential Information can be permanently stored containing the Confidential Information.
17.2The obligations of confidence referred to in this Section  17 shall not extend to any Confidential Information which:
           17.2.1    is  or shall be generally available  to  the
           public otherwise than by reason of breach by the recipient or its Affiliate of the provisions of this Section;
           17.2.2 in the case of Confidential Information disclosed or made available to a Party ("Recipient Party") or its Affiliate directly or indirectly by the other Party:
                                  (a)           is known  to  the
                Recipient  Party  and  is at  its  free  disposal
                (having  been  generated  independently  by   the
                Recipient   Party   or   a   third    party    in
                circumstances  where  it  has  not  been  derived
                directly  or  indirectly from the  other  Party's
                Confidential  Information) prior to  its  receipt
                from  the  other provided that evidence  of  such
                knowledge  is  furnished by the  Recipient  Party
                within twenty-eight (28) days of receipt of  that
                Confidential Information; or
                                   (b)           is  subsequently
                disclosed   to   the  Recipient   Party   without
                obligations of confidence by a third party  owing
                no   such   obligations  in   respect   of   that
                Confidential Information;
           17.2.3     is   required  by  law  to   be   disclosed
           (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the other Party so that the other Party may, if so advised, seek appropriate relief to prevent such
           disclosure,    provided   always    that    in    such
           circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the other Party with a view to
           agreeing   on   the   timing  and  content   of   such
           disclosure.
17.3Subject   to   the   provisions  of   Section   17.2.3,   all
    Confidential Information disclosed by one Party to the other shall remain the intellectual property or property of the
    disclosing  Party.   In  the event of  a  court,  nominee  or
    supervisor   for  composition  in  satisfaction   of   debts,
    liquidator,   trustee,  receiver,  administrative   receiver,
    receiver    and   manager,   interim   receiver,    custodian
    sequestrator  or similar officer ("Officer") assumes  partial or complete Control over the assets of a Party based on the insolvency or bankruptcy of that Party, that Party shall:
           17.3.1   promptly notify the court or Officer:
                                      (a)          that Confidential
                Information  received from the other Party  under
                this  Agreement remains the property of the other
                Party unless expressly assigned;
                                      (b)              of     the
                     confidentiality  and  security   obligations
                     under this Agreement; and
           17.3.2    to  the  extent permitted by law,  take  all
           steps   necessary   or  desirable  to   maintain   the
           confidentiality and security of the other Party's Confidential Information and to ensure that the court or Officer maintains that Confidential Information in confidence and that Confidential Material is kept secure in accordance with this Agreement.
17.4The  terms and conditions of this Agreement shall be  treated
    as  Confidential  Information by  both  Parties.   If  either
    Party desires to issue a press release regarding this Agreement, it shall submit the proposed text of such press release to the other Party and shall thereafter issue it only if the other Party does not object to the proposed text
    within  forty-eight  hours after  receiving  it.   The  Party
    proposing to issue the press release will make reasonable efforts to incorporate the other Party's comments and will not issue any press release regarding this Agreement over the  other  Party's objection except as provided  in  Section
    17.2.3.
17.5The  obligations of the Parties under Sections 17.1  to  17.4
    shall   survive  the  expiration  or  termination   of   this
    Agreement  for whatever reason and continue for a  period  of five (5) years.
17.6The Parties understand and agree that remedies at law may  be inadequate  to  protect against any  breach  of  any  of  the provisions of this Section 17 by either Party or their employees, agents, officers or directors or any other person
    acting  in  concert  with it or on its behalf.   Accordingly,
    each Party shall be entitled to seek the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any breach of this
    Section 17. It is understood that injunctive relief is intended solely as provisional relief pending resolution of the dispute.

18. LIABILITY/INDEMNITY
18.1Subject  to  the  provisions  of  Section  18.3,  TLC   shall
    indemnify, defend and hold harmless W-A, its officers, agents, employees and Affiliates from any and all liability, loss, damage, cost and expense (including court costs and reasonable attorney's fees) incurred or sustained by W-A or its Affiliates as a result of any claim or demand of any party arising out of or connected with the negligence of TLC in the preparation of a clinical trial protocol and/or with any defect which may arise from failure to meet product specifications as approved by the Competent Authorities of the Territory, including for such purposes manufacturing defects arising out of the Product not complying with the Specifications; provided however that TLC and its Affiliates shall have no liability for any loss, damage, cost or expense which directly results from:
           18.1.1 failure of W-A, its officers, agents, employees or Affiliates to adhere to the term of a clinical trial protocol, TLC's instructions relative to the use of the relevant Product or any term or provision of this Agreement;
           18.1.2 failure of W-A, its officers, agents, employees or Affiliates to comply with any applicable governmental or regulatory requirements; or
           18.1.3 negligence or wilful malfeasance by W-A, its officers, agents, employees and/or Affiliates, but only to the extent that such loss, damage, cost or expense are due to the negligence or wilful malfeasance of W-A, its officers, agents, employees and/or Affiliates.
18.2W-A  shall  indemnify,  defend and  hold  harmless  TLC,  its
    Affiliates, and their respective officers, agents and employees from any and all liability, loss, damage, cost and expense (including court costs and reasonable attorney fees) incurred or sustained by any of them as a result of any claim or demand of any party arising out of or connected with:
           18.2.1 failure of W-A, its officers, agents, employees or Affiliates to adhere to the term of a clinical trial protocol, TLC's written instructions relative to the use of the relevant products or any term or provision of this Agreement;
           18.2.2 failure of W-A, its officers, agents, employees or Affiliates to comply with any applicable governmental or regulatory requirements; or
           18.2.3 negligence or wilful malfeasance by W-A, its officers, agents, employees and/or Affiliates.
18.3Neither  Party  shall be liable in an action  for  breach  of contract or in tort brought by one against the other whether under the indemnity set out in Section 18.1 or 18.2 or otherwise for special, indirect or consequential damages resulting from such action or claim arising out of this
    Agreement including without limitation loss of turnover, profits, goodwill or business interruption however the same may be caused.
18.4Each  Party's  agreement  to indemnify  and  hold  the  other harmless pursuant to this Section 18 is conditional upon the indemnified party:
           18.4.1 providing written notice to the indemnifying party of any claim or demand arising out of the indemnified activities within thirty (30) days after the indemnified party has knowledge of such claim or demand;
           18.4.2 permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand including the right to compromise or settle the same; and
           18.4.3 not compromising or settling such claim or demand without the indemnifying party's written consent.
    Each   Party   agrees  that  any  settlement   made   by   an
    indemnifying party shall not impose an obligation or restriction on any indemnified party without such indemnified party's written consent.

19. TERM
19.1Subject  to  the  provisions for early termination  contained herein, this Agreement shall take effect from the Effective Date and shall continue until the fifth anniversary thereof
    (the "Initial Term"). Provided that the Agreed Minimum Sales Targets are achieved, as modified by Section 16.2, during the Initial Term or during any subsequent period of five (5) Contract Years (a "Renewal Term"), W-A shall have the right to market the Product for an additional Renewal
    Term,  subject  to good faith agreement between  the  Parties regarding the Agreed Minimum Sales Targets for the Renewal Term. In the event that the Parties are unable to agree, then TLC agrees that it shall market the Product to the exclusion of any other third party.
19.2In  the event that the Parties are unable to agree on renewal terms after the Initial Term or any Renewal Term, TLC will make payments to W-A in the amount of fifteen percent (15%) of the Net Sales of Product sold in the Territory by TLC or its Affiliate in the first year following termination of this Agreement, or, if the Product is marketed by an independent distributor, fifteen percent (15%) of the revenue received by TLC or its Affiliate from such distributor on account of Product shipped to the distributor during the first year following termination of this Agreement; and seven and one-half percent (7.5%) of the Net Sales of Product sold in the Territory by TLC or its Affiliate in the second year following termination of this Agreement, or, if the Product is marketed by an independent distributor, seven and one-half percent (7.5%) of the revenue received by TLC or its Affiliate from such distributor on account of Product shipped to the distributor during the second year following termination of this Agreement. No such payments will be required if the reason for nonrenewal is a failure to meet Agreed Minimum Sales Targets during the Initial Term or any Renewal Term.
19.3In  the  event that the Agreement is terminated prior to  the expiration of the Initial Term due to TLC's material breach, then TLC agrees to make payments to W-A representing compensation to W-A equal to seven and one-half percent (7.5%) of Net Sales for each year which W-A would otherwise have had marketing rights but for the termination, based on the Net Sales for the immediately preceding twelve (12) months prior to the effective date of termination.

20. TERMINATION
20.1Each  Party shall have the right to terminate this  Agreement upon giving ninety (90) days written notice thereof to the other Party upon the occurrence of the following events at any time during the term of this Agreement:
           20.1.1 if the other Party commits a material breach of this Agreement, which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by it of a notice identifying the breach and requiring its remedy;
           20.1.2 any Party shall suspend payment of its debts or cease or threaten to cease to carry on its business or become bankrupt or insolvent;
           20.1.3     a   proposal  is  made  or  a  nominee   or
           supervisor is appointed for a composition in satisfaction of the debts of any Party or a scheme or arrangement of its affairs in relation thereto or any Party commences negotiations with one or more of its bankers with a view to the general readjustment or rescheduling of all or part of its indebtedness or enters into any composition or arrangement for the benefit of its creditors or proceedings are commenced in relation to any Party under any law, regulation or procedure relating to the re-construction or re-adjustment of debts (including where a petition is filed or proceedings commenced seeking any reorganisation, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganisation or other similar law affecting creditor's rights or where a Party consents to, or acquiesces in, the filing of such a petition);
           20.1.4 an application is made to the courts for an administrative order under the bankruptcy laws or any statutory modification or re-enactment thereof with respect to any Party;
           20.1.5 any Party takes, without the consent of the other Party (such consent not to be unreasonably withheld), any action, or any legal proceedings are started or other steps taken by a third party, with a view to:
               (a) the winding up or dissolution of such Party (other than for the re-construction of a solvent company); or
               (b) the appointment of a liquidator, trustee, receiver, administrative receiver, receiver and manager, interim receiver custodian, sequestrator or similar officer of such Party against the Party or a substantial part of the assets of the Party; or
           20.1.6 the pricing authorisation imposed by the Competent Authority is below the minimum price provided under Section 5.1.
20.2TLC  shall  have  the right to terminate this Agreement  upon giving thirty (30) days written notice thereof to W-A in the event that a third party unrelated to W-A's current shareholders acquires Control of W-A and such party is engaged directly or indirectly in the manufacture or sale of lipid products.
20.3Upon  termination of this Agreement for any reason W-A  shall forthwith:
           20.3.1 discontinue making any representations regarding its status as a provider of promotion services for TLC;
           20.3.2 cease conducting any activities with respect to the marketing or sale of the Product in the Territory;
           20.3.3 return to TLC technical sales or promotional and sales training material and any other material of TLC then in its possession including without limitation all Confidential Information and all clinical data concerning the Product;
           20.3.4   refrain from using the TLC Trade Marks; and
           20.3.5 if so requested by TLC and at TLC's expense take all actions reasonably requested by TLC to transfer to TLC or its designee any registration, approval or other regulatory licence or permission granted to W-A by a Competent Authority in the Territory for the Product.
20.4Except  for  sums  otherwise owing upon termination  of  this
    Agreement or thereafter becoming due and payable neither Party should be required to pay the other Party any termination damages or special, incidental or consequential damages of any kind arising out of the termination (including without limitation labour claims and loss of profits, investments or goodwill), and W-A hereby waives and disclaims any such claims whether arising under local law or otherwise.
20.5Upon termination of this Agreement howsoever arising the rights of each Party against the other which have accrued at the date of termination shall not be affected.

21. ASSIGNMENT
21.1Except  as  provided  in Section 21.2,  the  obligations  and rights provided in this Agreement shall not be assigned, transferred or sub-contracted by any Party unless agreed upon in writing by the other. Subject to the foregoing, the rights and obligations of the Parties hereunder shall inure to the benefit of and bind their respective successors and assignees.
21.2Subject  to  the prior written consent of TLC, which  consent shall not be unreasonably withheld, W-A shall be entitled to assign its rights and obligations under this Agreement to any wholly or majority owned Affiliate of W-A. TLC may assign in whole or in part its obligations and rights in this Agreement to a TLC Affiliate at any time at its discretion.

22. FORCE MAJEURE
22.1If  a  Party ("the Non-Performing Party") shall be unable  to carry out any of its obligations under this Agreement due to Force Majeure, this Agreement shall remain in effect but for:
           22.1.1      the   Non-Performing   Party's    relevant
           obligations; and
           22.1.2 the relevant obligations of the other Party ("the Innocent Party") owed to the Non-Performing Party under this Agreement shall be suspended for a period equal to the circumstance of Force Majeure or three (3) months, whichever is the shorter, provided that:
                                  22.1.2.1     the suspension  of
                     performance is of no greater scope  than  is
                     required by the Force Majeure;
                                  22.1.2.2     the Non-Performing
                     Party   gives  the  Innocent  Party   prompt
                     notice describing the circumstance of  Force
                     Majeure,   including  the  nature   of   the
                     occurrence  and its expected  duration,  and
                     continues  to  furnish regular reports  with
                     respect  thereto during the period of  Force
                     Majeure;
                     22.1.2.3     the Non-Performing  Party  uses
                     all   reasonable  efforts  to   remedy   its
                     inability  to  perform and to  mitigate  the
                     effects   of  the  circumstance   of   Force
                     Majeure; and
                     22.1.2.4     as  soon  as practicable  after
                     the  event which constitutes Force  Majeure,
                     the  Parties  shall  discuss  how  best   to
                     continue   their  operations   as   far   as
                     possible in accordance with this Agreement.
22.2If Force Majeure is continuing at the expiry of the said period of three (3) months the Innocent Party shall have the right to terminate this Agreement forthwith upon notice in writing to the Non-Performing Party.

23. WAIVER
23.1No  Party shall be deemed to have waived any of its rights or remedies whatsoever unless such waiver is made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of either Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver thereof or so as to preclude or impair the exercise or enforcement thereof nor shall any partial exercise or enforcement of any such right or remedy by a Party preclude or impair any other exercise or enforcement thereof by such Party.

24. SEVERANCE OF TERMS
24.1If  the  whole  or  any part of this Agreement  is  or  shall become or be declared illegal, invalid or unenforceable in any jurisdiction for any reason whatsoever (including both by reason of the provisions of any legislation or by reason of  any  decision of any court or Competent Authority  either having jurisdiction over this Agreement or having jurisdiction over either of the Parties to this Agreement) then:
           24.1.1 in the case of the illegality, invalidity or unenforceability of the whole of this Agreement, it shall  terminate  in relation to the  jurisdiction  in
           question; or
    24.1.2 in the case of the illegality, invalidity or unenforceability of part of this Agreement, such part shall be severed from this Agreement in the jurisdiction in question and such illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect provided always that if in the reasonable opinion of any Party any such severance materially affects the commercial basis of this Agreement, such Party shall have the right to terminate this Agreement with immediate effect upon giving ninety
           (90) days written notice to the other Party containing the reason(s) why the commercial basis of this Agreement has been materially affected by such severance.

25. ENTIRE AGREEMENT/VARIATIONS
25.1 This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. No director, employee or agent of either Party is authorised to make any representation or warranty to the other Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties.
25.2No  variation, amendments, modification or supplement to this
    Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative of each Party.

26. NOTICES
26.1Save  as otherwise expressly provided in this Agreement,  any notice  or  other communication to be given by any person  to any other person pursuant to this Agreement shall be in writing and in the English language and shall be given by letter delivered by hand or sent by courier or facsimile and shall be addressed to the recipient and sent to the address or facsimile number of the recipient set out in Schedule 3 hereto marked for the attention of the representative set out in Schedule 3 or to such other address and/or facsimile number or marked for such other attention as such recipient may from time to time specify by notice given in accordance with this Section 26.1 to the Party giving the relevant notice or other communication to it and shall be deemed to have been received:
           26.1.1 in the case of delivery by hand or by courier, when delivered; or
           26.1.2 in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day provided that such acknowledgement occurs before 1700 hours local time of the recipient on the Business Day of acknowledgement and in any other case on the Business Day next following the Business Day of acknowledgement.
26.2In the case of notices other than orders for goods given by fax written confirmation should be sent by recorded mail within 48 hours.

27. COSTS
27.1Each Party shall bear its own legal fees and expenses and any other expenses incurred in the preparation and execution of this Agreement.

28. GOVERNING LAW
28.1The interpretation, validity, construction and performance of this Agreement shall be governed by the laws of the State of New York, as the same may be in effect at the time of any legal proceeding pursuant to Section 29.

29. JURISDICTION
29.1Any    dispute    between   the   Parties    regarding    the
    interpretation, construction or performance of this Agreement that cannot be resolved through amicable negotiations shall be finally resolved by submission to the exclusive jurisdiction of the United States Federal Courts for the Southern District of New York. Solely for the purposes of this Agreement, each of the Parties hereto does hereby irrevocably submit to the exclusive jurisdiction of the United States Federal Courts sitting in the Southern District of New York.

30. NO PARTNERSHIP OR AGENCY CREATED
30.1Nothing in this Agreement shall constitute or be deemed to constitute a partnership between TLC or its Affiliates and W-A or constitute or be deemed to constitute W-A as agent of TLC or its Affiliates or to contract in the name of or to create a liability against TLC or its affiliates in any way or for any purpose.


AS WITNESS whereto the respective signatures have been given on behalf of the Parties hereto on the day and year first above written.

Wyeth-Ayerst International Inc.              The Liposome
Company, Inc.

By:                                          By:
Name:     Beat H. Leber                      Name:     Michael McGrane
Title:    Vice President,                    Title:    Vice President, General
          Business Development               Counsel & Secretary

Date:                                       Date:



L:\LEGALDPT\LEGAL\DISTRIB\WYAY_UK6.DOC



                           SCHEDULE 1

                  AGREED MINIMUM SALES TARGETS



               Year 1         817,410 British pounds (100mg vials)
                         156,293 British pounds (50mg vials) *

               Year 2         1,022,420 British pounds

               Year 3         1,073,540 British pounds

               Year 4         1,073,540 British pounds

               Year  5          1,073,540  British pounds























_______________
* Assuming April 1, 1999 launch of 50mg vials:
  525 packs of 50mg vials (This number can be amended on a pro rata basis if the launch date goes beyond April 1, 1999)
                           SCHEDULE 2

                         SPECIFICATIONS



                             ABELCET
             (Amphotericin B Lipid Complex or ABLC)


    Supplied as suspension in vials containing 20ml (100mg of amphotericin B) or 10ml (50mg of amphotericin B).

    Each ml contains:

Amphotericin B USP                             5.0mg

L-a-Dimyristoylphosphatidylcholine (DMPC)      3.4mg

L-a-Dimyristoylphosphatidylglycerol (DMPG)     1.5mg
(as sodium and ammonium salts)

Sodium Chloride                                9.0mg

Water for injection, q.s. ad                      1.0ml

                           SCHEDULE 3

                            NOTICES



To TLC:             The Liposome Company, Inc.
                    One Research Way
                    Princeton Forrestal Center
                    Princeton, NJ  08540
                    Facsimile:  609-734-0882
                    Attention:  Chief Executive Officer


To W-A:             Wyeth-Ayerst International Inc.
                    150 Radnor-Chester Road
                    St. Davids, PA  19087
                    Facsimile:  610-254-9528
                    Attention:  Mr. Beat H. Leber





                           SCHEDULE 4

                           LIST PRICE



The List Price is as follows:

ABELCET (100mg X 10 vials)         860 British pounds

ABELCET (50mg X 10 vials)          500 British pounds


                           SCHEDULE 5

            EXTRACT FROM WYETH-AYERST CODE OF CONDUCT

                           SCHEDULE 6

                           TLC PATENTS



                          (EP) 0282405

                          (EP) 0394265

                          (EP) 0270460

                           SCHEDULE 7

                 MEDICAL INFORMATION PROCEDURES

                           Schedule 7

     Provision of Medical Information & Handling of Customer
                           Complaints.


1.   Provision of Medical Information


1.1  Date of Handover of Inquiries

     W-A shall have responsibility for the provision of Medical
Information from the     Effective Date.

1.2  Stability Inquiries

     W-A will handle stability inquiries as per the guidelines below

     TLC will provide guidelines (for consideration and agreement by W-A) as to which stability inquiries W-A will handle and where these would need to be answered in conjunction with TLC.

1.3  Medical Information Enquiries

     Answering of all Medical Information inquiries is the responsibility of W-A.

     TLC to provide copies of the following to enable W-A to handle the above:

     Abelcet Database
     Copies of all Clinical Papers
     Copies of all Standard Letter / Texts
     Breakdown of changes to SmPC

     TLC to provide back-up should W-A be unable to answer any questions.

1.4  MIMS & BNF Entries

     W-A's responsibility.


2.0  Customer Complaints

     These remain the responsibility of TLC, and any complaints will be directed care of Karen Jones @ TLC